CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-164292 and No. 333-174356) of CIT Group, Inc. of our reports dated February 29, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting and dated March 16, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the revision discussed in Note 27 as to which the date is February 29, 2012, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 29, 2012